暉誼(香港)會計師事務所有限公司
PARKER RANDALL CF (H.K.) CPA LIMITED

December 16th, 2010

China Linen Textile Industry, Ltd.
Chengdong Street, Lanxi County,
Heilongjiang Province
People's Republic of China
Tel: +86-455-563-5885
Fax: +86-451-8230-9971

Dear Sirs,

Re: Consent to Filing of F-1 for China Linen

We hereby consent to incorporate by reference in this Registration Statement of China Linen Textile Industry, Ltd., on Form F-1of the unaudited financial statements for the nine months ended September 30, 2010 and the audited financial statements of China Linen Textile Industry, Ltd. and its subsidiaries as of December 31, 2009 and 2008, stated in our report dated August 12, 2010. We also consent to the reference to us under the headings "Experts" in such Registration Statement.

Yours truly,

PARKER RANDALL CF

PARKER RANDALL CF (H.K.) CPA LIMITED
Certified Public Accountants,
Hong Kong